Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT ("Agreement") is made this 8th day of January, 2016 by and between MDNA Life Sciences, Inc., a Delaware corporation (the "Company") and Christopher C. Mitton, an individual residing at 118 Cocoplum Circle Royal Palm Beach FL 33411 (Executive).

FOR AND IN CONSIDERATION of the mutual premises, agreements and covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Employment; Position and Duties.

The Company hereby agrees to employ Executive to act as, and to exercise all of the powers and functions of its Chief Executive Officer during the Term hereof (as set forth in paragraph 4 herein) and to perform such acts and duties and to generally furnish such services to the Company and its subsidiaries (if any) as is customary for a senior management person with a similar position in like companies; and he shall have such specific powers, duties and responsibilities as the Board of Directors of the Company (the "Board") shall from time to time reasonably prescribe, provided that such duties are consistent with Executive senior management position. Executive hereby agrees to accept such employment and shall perform and discharge faithfully, diligently, and to the best of his abilities such duties and responsibilities.

2. Place of Employment.

During his employment hereunder, Executive’s principal place of employment shall be located at a Company office location in or near West Palm Beach, Florida, however from time to time there may be routine and customary business travel to other locations outside of the state of Florida.

3. Expenses.

The Company will reimburse the Executive for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by the Executive in the performance of his duties and responsibilities to the Company during the Executive’s employment under this

Agreement.

4. Compensation.

(a)	Base Salary. The Company shall pay to Executive an annual base salary ("Base Salary") of $200,000 payable one month in arrears and subject to applicable tax and payroll deductions.

(b)	Any portion of salary in arrears greater than one month will accrue interest at an 8% annual rate.

(c)	Incentive Cash Compensation. Executive Incentive Cash Compensation shall be determined annually by the Company's Board of Directors and, independent of incentive stock options, can represent up to 30% of base salary.

Christopher C. Mitton

Executive Employment Agreement

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(d)	Executive Base Salary shall be reviewed annually in the event of renewal by the Company's Board of Directors which may make such upward adjustments as within its discretion deems appropriate; however, the base salary will be increased in line with the Bureau of Labor Statistics Consumer Price Index after the first year of employment.

(e)	Certain Other Benefits. During the Term of this Agreement, Executive shall be entitled to equally participate in any and all employee benefit plans and arrangements which are available to senior executive officers of the company, including without limitation, group medical, dental, vision, life insurance plans and long term disability. In addition to standard scheduled holidays, Executive shall also be afforded 20 working days "paid time off" per year.

5. Term.

The term of Executive employment with the Company shall be for a 12 month, period commencing January 8, 2016, and continuing through January 7, 2017 (the "Initial Term"); provided, however, that this Agreement shall be automatically renewed for successive one-year period (each a "Successor Term"; and together with the Initial Term, generally referred to "The Term") unless either party hereto gives written notice of termination to the other party at least 30 days prior to the expiration of the Initial Term or of any Successor Term.

6. Stock Options.

(a)	Initial Grant of Options. Upon signing, Executive shall be granted stock options exercisable for as much as 750,000 common shares of the Company. All such stock options shall have a seven year maturity, and an exercise price of $1.00 per share with other conditions applying in accordance with the Company’s approved Stock Option Plan.

(b)	250,000 of the options shall vest immediately with the remaining options vesting on a pro-rata basis, monthly over the following 36 month period.

(c)	Incentive Stock Options. Periodic stock and incentive stock option grants to Executive may be determined by the Board of Directors and, independent of Incentive Cash Compensation, may represent up to 50% of salary subject to achievement goals mutually agreed to by the Board and Executive.

(d)	Exercise of Stock Options. The Company shall provide Executive with appropriate service to exercise options on a cashless basis.

(e)	All grants of restricted stock units and stock options shall be made in accordance with such Plans as the Company may have in place from time to time.

(f)	A Change of Control as defined in Section 12 (b) shall result in immediate vesting of all previously granted restricted stock units and stock options.

Christopher C. Mitton

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7. Unauthorized Disclosure.

While employed by the Company, Executive shall not, without the written consent of the Company, disclose to any person, other than person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive officer of the Company, any material confidential information obtained by Executive while in the employ of the Company with respect to the businesses of the Company or any of its subsidiaries, including but not limited to, operations, pricing, contractual or personnel date, products, discoveries, improvements, trade secrets, license agreements, marketing information, suppliers, dealers, principles, customers, or methods of distribution, or any other confidential information the disclosure of which knows, or in the exercise of reasonable care should know will be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information so otherwise considered by the Company to be confidential.

8. Indemnification of Executive.

The Company shall immediately indemnify Executive if Executive is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, because Executive is or was an officer or director or the Company or any of its subsidiaries, affiliates, or successors, against expenses (including reasonable attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in a permitted by the General Corporation Law of the State of Delaware and any other applicable law in effect from time to time and reimburse such costs as incurred, but in any event no later than 30 days from date of presentment to the Company. Such presentment may at the option of Executive be in the form of an invoice directly from Executive's attorney or other provider, and in this event, the Company agrees to reimburse said provider directly, as opposed to having Executive pay the invoice and then seek reimbursement from the Company.

9. Termination.

(a)	Termination Upon Death. If Executive dies during the Term of this Agreement, Executive's legal representatives shall be entitled to receive the Base Salary through the last day of the twelve months following the month in which Executive's death occurred. If in respect of the fiscal year in which Executive dies he would otherwise have been entitled to receive incentive compensation under paragraph 3(c) by reason of the operations of the Company during such fiscal year, Executive's legal representatives shall be entitled to receive a pro rata portion of such incentive compensation determined by multiplying the dollar amount of the incentive compensation involved by a fraction, the numerator of which shall be the number of complete calendar months that elapsed during the fiscal year through the end of the month in which Executive died and denominator of which shall be twelve.

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(b)	Termination Upon Disability or Incapacity. The Company may terminate Executive's employment hereunder by giving the Executive at least 60 days written notice of termination to Executive in the event of Executive's incapacity due to physical or mental illness which prevents the proper performance of the duties of Chief Executive Officer as set forth herein or established pursuant hereto for a substantial portion of any six-month period of Executive's Term of employment hereunder. Any questions as to the existence or extent of illness or incapacity of Executive, upon which the Company and Executive cannot agree, shall be determined by a qualified independent physician selected by the Company and approved by Executive (or, if Executive is unable to give such approval, by any adult member of the immediate family or the duly appointed guardian of Executive). The determination of such physician certified in writing to the Company and to Executive shall be final and conclusive for all purposes of this Agreement. In the event of any such termination pursuant to this subparagraph 8(b), Executive shall be entitled to receive his Base Salary through the last day, but no less than 12 months, of the term of this agreement. If in respect of the fiscal year in which Executive's employment terminates pursuant to his subparagraph 8(b) he would otherwise have been entitled to receive incentive compensation under paragraph 3(c) by reason of the operations of the Company during such fiscal year, Executive shall be entitled to receive a pro rata portion of such incentive compensation determined by multiplying the dollar amount of the incentive compensation by a fraction, the numerator of which shall be the number of complete calendar months that elapsed during the fiscal year through the end of the month in which Executive's employment terminated pursuant to this subparagraph 8(b) and the denominator of which shall be twelve.

(c)	Termination for Cause. The Company may terminate Executive's employment hereunder for "cause" (as hereinafter defined) by giving at least 60 days written notice of termination of this Agreement, the Company shall have "cause" to terminate Executive's employment hereunder upon Executive's (i) habitual drunkenness or drug addiction or willful failure materially to perform and discharge his duties and responsibilities hereunder, or (ii) misconduct that is materially and significantly injurious to the Company, or (iii) material misrepresentation of the status of the business of the Company by mis-statement or omission in reports to the Chairman or the Board of Directors, or (iv) failure or refusal to carry out a directive of the Chairman or the Board of Directors without good cause or (v) conviction of a felony involving the personal dishonesty of Executive or moral turpitude, or (vi) conviction of Executive of any crime or offense involving the property of the Company. Upon any such termination for cause under this subparagraph 8(c) the Company shall pay Executive his Base Salary through the date of termination, and all vested stock options shall be transferred to Executive following the termination date.

(d)	Termination without Cause. The Company shall have the right to terminate Executive's employment under this Agreement at any time, without cause, by giving Executive not less than 6 months prior written notice of such termination. Until the effective date of any such termination, the Company shall continue to pay to Executive the full compensation specified in this Agreement. In addition, on the effective date of termination, the initial grant of options and restricted stock units as indicated in 5 (a) shall vest and shall be transferred to Executive following the termination date.

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(e)	Termination by the Executive for Good Reason. The Executive may terminate his employment and this Agreement for Good Reason by written notice to the Company, and in that event, the Company shall continue to pay Executive his current salary for a period of 12 months. In addition, all remaining unvested options and unvested restricted stock units shall vest immediately. "Good Reason," as used in this Agreement, shall mean, without limitation, (A) any material diminution in the Executive's authority, duties and responsibilities, (B) any reduction in the Executive's Base Salary, (C) any material reduction in the total value of the Executive's fringe benefit compensation, (D) a material breach by the Company of this Agreement, or (E) the Company's failure to provide and maintain Directors’ and Officers' Liability Insurance in agreed amounts. (F) a change in the geographic location of Executive’s principal place of employment to a location more than forty-five (45) miles beyond (a) the present location of Executive’s current office and (b) the Executive’s then principal place of residence. Before terminating this Agreement for Good Reason, the Executive must give the Company a prior written notice indicating his intent to terminate for Good Reason if corrective action is not taken, and stating the reasons why he believes there are grounds to terminate for Good Reason; after receipt of this notice, the Company shall have 15 days to cure the grounds for Good Reason. In the event of a termination for Good Reason, the Executive will be entitled to payment of all Accrued Obligations, which will be paid promptly (but not later than 30 days) following the date on which the Executive's employment is terminated. This section 9 (e) shall be rendered null and void immediately upon delivery by the company of a Notice pursuant to Section 9 (c) above

f)	Termination by the Executive Without Good Reason. Executive shall have the right to terminate this Agreement and Executive's employment hereunder without Good Reason at any time upon not less than two (2) months' prior written notice to the Company.

10. Reimbursement of Legal Fees.

The Company agrees to reimburse Executive for reasonable attorney’s fees incurred if Executive or the Company sues on this Agreement and the Company is not substantially successful on the merits of the suit.

11. Application for Insurance.

The Company at its option has the right to obtain a "key-man" life insurance policy, at the Company's expense, with the Company being the sole beneficiary of such policy. Executive hereby agrees to undergo the necessary physical examinations and disclose any pertinent disclaimers and information to obtain said policy. The Company shall also be required to provide an option for split-dollar insurance for the benefit of Executive's beneficiaries at the Company's expense.

12. Definitions.

As used herein, the following terms have the following meaning:

(a)	“Affiliate” means and includes any person, corporation or other entity controlling, controlled by or under common control with the person, corporation or other entity in question.

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(b)	“Change in Control” means the occurrence of any of the following events: (i) The sale (including in one or more series of related transactions) of all or substantially all of the Employers consolidated assets to a person or group of persons acting in concert (other than a person or group of persons affiliated with the Employer) or, (ii) The sale or transfer (including in one or more series of related transactions) to a person or group of persons acting in concert of Employer’s equity securities representing more than 50% of the combined voting power of the Employer’s then outstanding equity securities entitled to vote generally in the election of directors or (iii) The merger or consolidation of the Employer with or into another entity, unless immediately following such transaction , all or substantially all of the persons who were the beneficial owners of the Employer’s outstanding voting securities immediately before the transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities (or comparable equity interests) of the surviving or resulting entity (or its parent entity) or, (iv) The sale (including in one or more series of related transactions) of the Employer’s intellectual property related to the use of Mitochondrial DNA as a biomarker in the detection and, or surveillance, of human disease to a person or group of persons acting in concert.

(c)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act;

(d)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

(e)	Person” shall have the meaning as used in Sections 13(d) and 14(d) of the Exchange Act.; and

(f)	“Company’s Field of Interest” means the primary businesses of the Company as described in the Company’s then most recent filings with the Securities and Exchange Commission during the Executive’s employment hereunder and as determined from time to time by the Board of Directors during the Term hereof.

13. Miscellaneous.

(a)        Assignments and Binding Effect. The respective rights and obligations of the parties under this Agreement shall be binding upon the parties hereto and their heirs, executors, administrators, successors, and assigns, including, in the case of the Company, any other corporation or entity with which the Company may be merged or otherwise combined or which may acquire all or substantially all of the Company's assets and, in the case of Executive, his estate or other legal representatives; provided that Executive may not assign his rights hereunder without prior written consent of the Company.

(b)        Governing Law. This Agreement shall be governed as to its validity, interpretation and effect by the laws of the State of Florida.

(c)        Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid, illegal, or unenforceable for any reason, the remaining provisions and portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law. Such invalid, illegal or unenforceable provision(s) shall be deemed modified to the extent necessary to make it (them) valid, legal, and enforceable.

(d)        Entire Agreement; Amendments. This Agreement constitutes the entire Agreement and understanding of the Company and Executive with respect to the terms of Executive's employment with the Company and supersedes all prior discussions, understandings and agreements with respect thereto.

Christopher C. Mitton

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(e)        Captions. All captions and headings used herein are for convenient reference only and do not form part of this Agreement.

(f)        Waiver. The waiver of a breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

(g)       Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and shall be delivered by hand, or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

If to Executive

Mr. Christopher C. Mitton

118 Cocoplum Circle

Royal Palm Beach, FL 33411

If to Company

MDNA Life Sciences, Inc.

2054 Vista Parkway

Suite 400

West Palm Beach, FL 33411

With copy by email to Chairman of the Board of Directors

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed on the date first above written.

MDNA Life Sciences, Inc.:

/s/ Harry Smart
Harry Smart
Chairman of the Board of Directors

Date 2nd August 2016

Executive:

/s/ Christopher C. Mitton
Christopher C. Mitton

Date August 2, 2016

Christopher C. Mitton

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